                                       Exhibit 99.4  Third Amendment to
                                                     Purchase and Sale Agreement
                                                     between UM and the Trust.

                 THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

                  This Third Amendment to Purchase and Sale Agreement is made this 24th day of June, 1996, by and between UM Real Estate Investment Company, LLC ("Seller") and Brandywine Realty Trust ("Buyer").

                                   Background

                  Seller and Buyer are parties to that certain Purchase and Sale Agreement made as of the 28th day of March, 1996, that certain First Amendment to Purchase and Sale Agreement made as of the 30th day of May, 1996 and that certain Second Amendment to Agreement of Sale dated June 14, 1996 (collectively, the "Agreement") with respect to the sale of property known as Block 176.01, Lots 1, 2 and 3 on the official tax map of the Township of Cherry Hill together with all improvements thereon (the "Property").

                  Buyer has requested that Seller modify certain provisions to the Agreement and Seller has agreed to do so pursuant to the terms and conditions hereafter set forth.

                  NOW, THEREFORE, Buyer and Seller, for and in consideration of the mutual covenants herein and other good and valuable consideration, the receipt of which is hereby acknowledged, intending to be legally bound, do hereby agree that notwithstanding anything to the contrary contained in the
Agreement:

                  1. Definitions. All defined terms herein shall have the meaning ascribed to them under the Agreement unless specifically provided herein to the contrary.

                  2. Deposit. Article 2 is amended by revising the "June 28, 1996" date set forth therein to "June 25, 1996".

                  3. Due Diligence. Article 3 is amended by revising the "June 24, 1996" date and the "June 28, 1996" set forth therein to "June 25, 1996." The parties acknowledge and agree that Buyer shall have until 5:00 p.m. on June 25, 1996 to exercise its right to terminate the Agreement for either of (i) its non receipt of the UJB Commitment or (ii) the Remaining Due Diligence Item.

                  4. Signatures. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original and part of one and the same document. Telefax signatures shall be deemed the equivalent of original signatures.

                  Except to the extent specifically set forth herein, the terms and conditions of the Agreement are hereby ratified and confirmed. In the event of any conflict between the terms of the

Agreement and the terms of this Third Amendment, the terms of this Third Amendment shall prevail.

                  IN WITNESS WHEREOF, the parties hereto have set forth their hand and seals the day and year first above written.

SELLER:                                   BUYER:

UM REAL ESTATE INVESTMENT                 BRANDYWINE REALTY TRUST, a
COMPANY, LLC, a New Jersey                Maryland real estate
company                                   investment trust

By: /s/ Arthur Hicks, Jr.                     By: /s/ Gerard H. Sweeney
   -------------------------                 ----------------------------
    Arthur Hicks, Jr.                          Gerard H. Sweeney
        Manager                                   President

                                       -2-